Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-228989) of Bank First Corporation of our report dated June 17, 2020 relating the financial statements and schedule of the Bank First Retirement Plan included in this Annual Report (Form 11-K).

/s/ Reilly, Penner & Benton LLP

Reilly, Penner & Benton LLP

Milwaukee, Wisconsin

June 17, 2020